Exhibit 99.1

Premier Exhibitions Signs Contract with Guernsey’s Auctioneers

Atlanta, December 23, 2011—On December 20, 2011, Premier Exhibitions, Inc. (Nasdaq: PRXI) and RMS Titanic, Inc. (together, the “Company”) entered into an agreement with Guernsey’s auction house to conduct a sale of the Company’s Titanic artifact collection and related intellectual property.

The Artifacts—coupled with the work product, intellectual property and certain undertakings of the Company including the costs of salvage, lab operations and exhibition rights—were appraised in 2007 at a total value of approximately $189 million. The appraised value of $189 million has not been updated in the last several years and does not include the intellectual property acquired from the 2010 expedition. In addition, this appraisal does not ascribe any value to the Company’s salvor-in-possession rights.

Pursuant to the agreement, the results of the auction will be announced on or about April 15, 2012 in New York City. Participants in the auction must be pre-cleared by Guernsey’s and the Company and must agree to comply with all covenants and conditions set by the U.S. District Court for the Eastern District of Virginia.

The Company’s collection includes over five thousand artifacts recovered in expeditions to the wreck site in 1987, 1993, 1994, 1996, 1998, 2000, and 2004.

Christopher Davino, President of RMS Titanic, said, “We expect to identify a buyer capable of serving as a proper steward of the collection and the wreck site, while continuing to build upon the work that RMST and its partners in the oceanographic and archaeological communities have accomplished.

Mark Sellers, Chairman of the Board, stated that, “The Company is pleased to be working with Guernsey’s to identify worthy stewards of the Titanic artifact collection while helping our shareholders realize the value of these one-of-a-kind assets. We are fully committed to complying with the covenants and conditions imposed by the Court and will seek buyers we believe the court will view as an acceptable steward of the collection and the wreck site.”

Guernsey’s and the Company intend to make a formal announcement of the auction providing additional details about the process and about the collection following the first of the year.

About RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc.

RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc., is the only company permitted by law to recover objects from the wreck of Titanic. The Company was granted Salvor-In-Possession rights to the wreck of Titanic by the Court in 1994 and has conducted seven research and recovery expeditions to Titanic recovering more than 5,500 artifacts. In the summer of 2010, RMS Titanic, Inc. conducted a ground-breaking expedition to Titanic 25 years after its discovery, to undertake innovative 3D video recording, data gathering and other technical measures so as to virtually raise Titanic, preserving the legacy of the Ship for all time.

About Premier Exhibitions, Inc.

Premier Exhibitions, Inc. (Nasdaq: PRXI), located in Atlanta, Georgia, is a leading presenter of museum quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including “Titanic: The Artifact Exhibition”, “BODIES...The Exhibition” and “Dialog in the Dark”. Additional information about Premier Exhibitions, Inc. is available at the Company’s web site www.prxi.com.

Investor Contact:

Samuel Weiser

Interim Chief Executive Officer

(404) 842-2600

sweiser@prxi.com